Exhibit 99.1

American Spectrum Realty -- NYSE Plan of Compliance

HOUSTON--(BUSINESS WIRE)--August 8, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced the receipt by the Company of correspondence from NYSE MKT LLC (the "Exchange") advising the Company that it accepted the Company's plan to regain compliance with the Exchange's continued listing standards and establishing time periods for the Company to regain compliance.

On March 31, 2014, the Company filed a Form 12b-25 with the Securities and Exchange Commission disclosing that it was unable to file with the SEC its annual report on Form 10-K for the year ended December 31, 2013 (the "2013 Form 10-K") by April 1, 2014 and that it expected to file its annual report as soon as practicable. On April 16, 2014, the Company received correspondence from the Exchange advising the Company that it was not in compliance with the continued listing standards of the Exchange as a result of the failure to timely file the 2013 Form 10-K. The Company submitted to the Exchange on April 30, 2014, a plan of compliance (the "Plan") setting forth the steps intended to be taken by the Company to regain compliance with the NYSE MKT Company Guide no later than July 15, 2014.

On June 25, 2014, the Company received correspondence from the Exchange, notifying the Company that the Exchange accepted the Company's plan and granted the Company extensions to regain compliance with the continued listing standards of the Exchange to no later than July 15, 2014 for the 2013 Form 10-K and no later than August 18, 2014 for the 2014 March Form 10-Q.

On August 4, 2014, the Company received correspondence from the Exchange, notifying the Company that the Exchange accepted the Company's plan and granted the Company further extensions to regain compliance with the continued listing standards of the Exchange to no later than September 2, 2014 for the 2013 Form 10-K and no later than October 3, 2014 for the 2014 March Form 10-Q (collectively, the "Plan Periods"). The Company will be subject to periodic review by the Exchange during the Plan Periods. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the Plan Periods could result in the Company being delisted from the Exchange.

The Company continues to work towards compliance with the Plan and intends to file the 2013 Form 10-K and 2014 March Form 10-Q as soon as practicable.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients totaling 10 million square feet in multiple states. Website: www.asrmanagement.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com